 Exhibit 23.1

Independent Auditors' Consent

        We consent to the incorporation by reference in Registration Statement No. 333-107505 of TCI Solutions, Inc. on Form S-8 of our report dated March 26, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and other intangible assets during 2002) appearing in this Annual Report on Form 10-KSB of TCI Solutions, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Costa Mesa, California
March 26, 2004